  Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-786-1019
sboland@rfbcommunications.com

Oxbridge Re Holdings Reports First Quarter 2017 Results

GRAND CAYMAN, Cayman Islands (May 15, 2017) -- Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions primarily to property and casualty insurers in the Gulf Coast region of the United States, has reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Results
Net income totaled $1.3 million or $0.22 per basic and diluted common share compared with net income of $1.0 million or $0.17 per basic and diluted common share in the first quarter of 2016. The increase in net income was primarily due to higher net premiums earned, coupled with lower total expenses.

Net premiums earned increased to $1.5 million compared with $1.4 million in the first quarter of 2016. The increase in net premiums earned was primarily a result of growth and size in the number of reinsurance contracts placed.

Net investment income totaled $86,000 coupled with $2,000 of net realized investment gains. This compares with $94,000 of net investment income coupled with $56,000 of net realized investment gains for the first quarter of 2016.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $366,000 compared with $488,000 in the first quarter of 2016. The decrease in total expenses was primarily a result of favorable development on losses recorded as established by the company’s independent actuary, and lower general and administrative expenses, which was partially offset by minor increases in policy acquisition costs.

During the first quarter of 2017, the company repurchased 54,277 common shares under its $2.0 million share repurchase plan approved by the board of directors in May 2016. These shares were repurchased at an average price of $6.23 per share, bringing the total repurchases under the plan to approximately $1.1 million to date.

Dividends paid per share were $0.12 for the first quarter of 2017, unchanged from the first quarter of 2016.

At March 31, 2017, cash and cash equivalents, and restricted cash and cash equivalents, totaled $31.2 million compared with $35.7 million at December 31, 2016.

First Quarter 2017 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was (2.1)% for the first quarter of 2017 compared with 4.6% for the first quarter of 2016. The decrease in loss ratio was due to the favorable development of losses during the quarter.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 4.1% for the first quarter of 2017 compared with 4.4% for the same year-ago period. The decrease in the acquisition cost ratio was due to the lower weighted-average acquisition costs on reinsurance contracts in force.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratio totaled 25.7% during the first quarter of 2017 compared with 30.8% for the first quarter of 2016. The decrease in the expense ratio was due to lower general and administrative expenses during the quarter, coupled with higher net premiums earned.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 23.6% for the first quarter of 2017 and 35.3% for the first quarter of 2016.

Subsequent Events
Subsequent to the quarter end, the company declared its regular quarterly cash dividend in the amount of $0.12. The dividend will be paid on June 30, 2017 to shareholders of record on the close of business June 23, 2017.

Management Commentary
“We are pleased with our results for the first quarter, highlighted by another period of profitable growth for Oxbridge,” said company president and CEO, Jay Madhu. “We believe our positive results for the quarter provides further validation of our conservative approach and rigorous underwriting process.

“We continue to remain focused on creating shareholder value through the payment of regular quarterly dividends as well as the ongoing repurchase of our common stock.”

Conference Call
Management will host a conference call later today (May 15, 2017) to discuss these financial results, followed by a question and answer session. President and CEO Jay Madhu and CFO Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Monday, May 15, 2017
Time: 4:30 PM Eastern Time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Issuer Direct at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 8 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.oxbridgere.com until June 15, 2017.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 10349

About Oxbridge Re Holdings Limited
Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge's licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow -

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At March 31, 2017	At December 31, 2016
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $10,027 and $6,060, respectively)	$10,021	$6,051
Equity securities, available for sale, at fair value (cost: $4,799 and $5,543, respectively)	4,351	4,941
Total investments	14,372	10,992
Cash and cash equivalents	15,338	12,242
Restricted cash and cash equivalents	15,871	23,440
Accrued interest and dividend receivable	34	48
Premiums receivable	1,637	4,038
Deferred policy acquisition costs	68	88
Prepayment and other receivables	111	98
Property and equipment, net	49	54
Total assets	$47,480	$51,000

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$5,684	$8,702
Loss experience refund payable	2,218	1,470
Unearned premiums reserve	2,044	3,461
Accounts payable and other liabilities	156	204
Total liabilities	10,102	13,837

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,861,872 and 5,916,149 shares issued and outstanding)	6	6
Additional paid-in capital	32,727	33,034
Retained earnings	5,099	4,534
Accumulated other comprehensive loss	(454)	(411)
Total shareholders’ equity	37,378	37,163
Total liabilities and shareholders’ equity	$47,480	$51,000

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Statements of Income (unaudited)
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended March 31,
	2017	2016
Revenue
Assumed premiums	$880	$503
Change in loss experience refund payable	(748)	(2,088)
Change in unearned premiums reserve	1,416	2,966

Net premiums earned	1,548	1,381
Net realized investment gains	2	56
Net investment income	86	94

Total revenue	1,636	1,531

Expenses
Loss and loss adjustment expenses	(32)	63
Policy acquisition costs and underwriting expenses	63	61
General and administrative expenses	335	364

Total expenses	366	488

Net income	$1,270	$1,043

Earnings per share
Basic and Diluted	$0.22	$0.17

Dividends paid per share	$0.12	$0.12

Performance ratios to net premiums earned:
Loss ratio	-2.1%	4.6%
Acquisition cost ratio	4.1%	4.4%
Expense ratio	25.7%	30.8%
Combined ratio	23.6%	35.3%